Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results for Fiscal Year 2018

East Rutherford, NJ – July 19, 2018 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net loss of $4.4 million on revenues of $10 million for the fiscal year ended March 31, 2018. This loss included legal damages and litigation costs relating to the Aeroflex litigation matter totaling approximately $2.8 million.

Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “Fiscal year 2018 was an extremely difficult year due to the unexpected decision by the Kansas Court as well as delays in the award of several expected contracts. The audit opinion included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 contains a going concern explanatory paragraph. The Company is exploring various financing options. In response, the Company has significantly reduced its manufacturing and administrative costs over the last four months. At the same time, we have increased our direct marketing visits with key international Mode 5 customers, which have confirmed that our test sets are highly regarded. We expect to win the majority of the international Mode 5 flight-line business, which has been estimated at up to 2,000 test sets. The Company is currently working on several large international contracts, including a multi-million dollar 200-unit competitive German solicitation that could be awarded this summer. The Company is starting to see international orders for its new   T-47/M5 Mode 5 test set with additional volume orders expected once AIMS certification is secured for this new test set later this year. In addition, we have several large potential domestic opportunities in the pipe-line including a possible multi-million dollar follow-on test set order from the U.S. DOD, which if secured, should lead to improved revenues and profitability. We also expect a large order from Lockheed Martin for the F-35 program this summer. These expected orders are believed to generate improved gross margins going forward as prices will be higher, and improved manufacturing efficiency and lower manufacturing overhead costs. The Company projects that revenues and profitability will start to improve starting in the second half of this fiscal year with much stronger growth expected starting next calendar year as we get closer to the January 1, 2020 deadline for Mode 5 implementation. We expect the international Mode 5 business to remain strong for a number of years.”

“The Company believes its key long-term growth potential is in our new line of SDR/OMNI modular hand-held test sets which provides unmatched capabilities in a market leading form factor. Our development team has been working hard to complete development and testing of the first product, while providing the foundation for future enhancements. The plan is to introduce the first avionics related commercial product in the fourth quarter of this calendar year and add further avionic test capabilities to this product via software download every three to six months. This will allow us to replace two Aeroflex market leading commercial test sets with multi-purpose test set. The goal is to dominate commercial avionics similar to what we have done in Mode 5 flight-line testing. The Company is currently working on a marketing and advertising program, and will begin product demonstrations to key customers later this summer. Once the commercial avionics software is completed, we plan to expand into the secure communications radio market which is the key to TIC’s long-term growth. We continue to seek a partner for this new market. We expect to face stiff competition from Aeroflex which has been the dominant supplier in these markets.”

“With respect to the Aeroflex litigation, the Company has posted a $2,000,000 appeal bond. The Company believes it has solid grounds to appeal this verdict. The appeal process would be expected to take up to three years to complete and the costs should be a fraction of what we have spent litigating this case to date.”

“To support the near-term growth in business and improve our balance sheet, the Company is actively working to secure additional equity funding, and is in discussions with several potential investors. The Company believes its core position in Mode 5 testing to be extremely strong and we believe the new SDR/OMNI product will allow the Company to regain its position in the commercial market-place and allow us to effectively compete in upcoming military secure communication test set solicitations.”

Year Ended March 31, 2018 as Compared to March 31, 2017

For the year ended March 31, 2018 sales decreased $8,720,686 (46.5%) to $10,024,588 as compared to $18,745,456 for the year ended March 31, 2017. Avionics government sales decreased $9,136,189 (55.3%) to $7,395,724 for the year ended March 31, 2018 as compared to $16,531,913 for the year ended March 31, 2017. The decrease in sales is mostly attributed to the decrease in shipment of the U.S. Army TS-4530A Kits and Sets, and the CRAFT and ITATS units associated with the U.S. Navy programs, which contracts have now been completed. Commercial sales increased $415,321 (18.8%) to $2,628,864 for the year ended March 31, 2018 as compared to $2,213,543 for the year ended March 31, 2017.  This increase is attributed to the increased sales of the TR-220 and the increase in sales from our repair business.

Gross margin decreased $3,554,306 (53.2%) to $3,129,809 for the year ended March 31, 2018 as compared to $6,684,115 for the year ended March 31, 2017, primarily as a result of the lower volume as well as labor and overhead variances as a result of the lower volume.  This decrease is mostly attributed to the lower volume offset partially by increased prices on CRAFT and the change in sales mix. The gross margin percentage for the year ended March 31, 2018 was 31.2%, as compared to 35.7% for the year ended March 31, 2017.

Selling, general and administrative expenses decreased $89,269 (3.5%) to $2,491,816, for the year ended March 31, 2018 as compared to $2,581,085 for the year ended March 31, 2017. This decrease was primarily attributed to lower salaries and related expenses due to a reduction in headcount offset partially by higher commission fees, and professional and consulting fees.

Litigation expenses decreased $634,514 to $610,125 for the year ended March 31, 2018 as compared to $1,244,639 for the year ended March 31, 2017 as a result of less activity associated with the Aeroflex litigation. The Company recorded $2.159 million in additional legal damages for the year ended March 31, 2018 as compared to the $2.8 million recorded for the year ended March 31, 2017 as a result of the court’s decision regarding punitive damages as a result of the Aeroflex litigation.

Engineering, research and development expenses decreased $154,814 (6.4%) to $2,275,508 for the year ended March 31, 2018 as compared to $2,430,322 for the year ended March 31, 2017. The Company continues to invest in new products. The Company has completed its development of the T-47/M5 Mode 5 test set, which began initial shipments in the quarter ended December 31, 2017, and which we believe will compete effectively in the international market.  The Company also continues to heavily invest in the development of the Company’s SDR/OMNI hand-held product line, the enhanced remote client, and the incorporation of other product enhancements in existing designs.

The Company encourages investors to read its full results of operations as contained in our Annual Report on Form 10-K filed on July 16, 2018 at www.sec.gov.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600

TEL-INSTRUMENT ELECTRONICS CORP.
Consolidated Balance Sheets

ASSETS	March 31, 2018	March 31, 2017
Current assets:
Cash	$307,812	$287,873
Accounts receivable, net of allowance for doubtful accounts of $7,500 and $7,500, respectively	1,095,049	1,556,382
Inventories, net	4,269,934	4,208,179
Restricted cash to support appeal bond	2,000,866	-
Prepaid expenses and other current assets	147,746	188,578
Total current assets	7,821,407	6,241,012

Equipment and leasehold improvements, net	180,763	161,427
Deferred tax asset, net	63,500	-
Other assets	35,109	33,509

Total assets	$8,100,779	$6,435,948

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	$2,124	$291,991
Line of credit	1,000,000	200,000
Capital lease obligations – current portion	6,875	6,268
Accounts payable	2,307,813	1,428,320
Deferred revenues – current portion	60,051	123,720
Federal and state taxes payable	-	4,105
Accrued expenses - vacation pay, payroll and payroll withholdings	447,863	527,413
Accrued legal damages	5,059,990	2,800,000
Accrued expenses - related parties	31,151	45,586
Accrued expenses – other	241,419	599,049
Total current liabilities	9,157,286	6,026,452

Capital lease obligations – long-term	6,885	13,760
Long-term debt, net of debt discount	-	2,124
Warrant liability	-	95,000
Deferred revenues – long-term	337,676	352,973

Total liabilities	9,501,847	6,490,309

Commitments and contingencies

Stockholders’ deficit
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding	3,035,998	-
Common stock, 4,000,000 shares authorized, par value $.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	8,046,975	8,107,369
Accumulated deficit	(12,809,627)	(8,487,316)

Total stockholders’ deficit	(1,401,068)	(54,361)

Total liabilities and stockholders’ deficit	$8,100,779	$6,435,948

TEL-INSTRUMENT ELECTRONICS CORP.
Consolidated Statements of Operations

	For the years ended March 31,
	2018	2017

Net sales	$10,024,588	$18,745,456

Cost of sales	6,894,779	12,061,341

Gross margin	3,129,809	6,684,115

Operating expenses:
Selling, general and administrative	2,491,816	2,581,085
Litigation expenses	610,125	1,244,639
Legal damages	2,159,000	2,800,000
Engineering, research and development	2,275,508	2,430,322

Total operating expenses	7,536,449	9,056,046

Loss from operations	(4,406,640)	(2,371,931)

Other income (expense):
Proceeds from life insurance	92,678	-
Interest income	866	-
Amortization of deferred financing costs	(3,363)	(5,429)
Change in fair value of common stock warrants	95,000	321,203
Interest expense	(59,787)	(40,431)
Interest expense - judgment	(100,960)	-
Interest expense - related parties	(3,605)	(18,736)

Total other income	20,829	256,607

Loss before income taxes	(4,385,811)	(2,115,324)

(Benefit) provision for income taxes	(63,500)	2,644,115

Net loss	(4,322,311)	(4,759,439)

Preferred dividends	(90,667)	-

Net loss attributable to common shareholders	$(4,412,978)	$(4,759,439)

Basic loss per common share	$(1.36)	$(1.46)
Diluted loss per common share	$(1.36)	$(1.49)

Weighted average number of shares outstanding
Basic	3,255,887	3,255,887
Diluted	3,255,887	3,266,842